EXHIBIT 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form N-2 (No. 333-232124) of Gladstone Investment Corporation of our report dated April 14, 2020 relating to the consolidated financial statements of Galaxy Tool Holding Corporation and Subsidiary as of and for the years ended December 31, 2019 and 2018, which appears in Gladstone Investment Corporation’s Annual Report on Form 10-K for the year ended March 31, 2020. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Allen, Gibbs & Houlik, L.C.

May 12, 2020
Wichita, Kansas